Exhibit 10.15


             BONUS AND INCENTIVE COMPENSATION POLICY
                         FOR OFFICERS OF
                  CEDAR FAIR MANAGEMENT COMPANY

         (Recommended by the Compensation Committee and
               Approved by the Board of Directors,
                         November, 1992
            And Amended by the Compensation Committee
                         October, 1994)


BACKGROUND
          The stockholders and share equivalent holders ("Officers") of Cedar Fair Management Company (the "Company") are employees of Cedar Fair, L.P. (the "Partnership") and hold the same offices in the Partnership as they do in the Company. As a result, their base salaries, fringe benefits (including health insurance, provision of automobile as appropriate, etc.), employer contributions to the Partnership's 401(k) plan and existing profit-sharing plan are all paid by and are responsibilities of the Partnership. The Company, on the other hand, is responsible for and has full discretion to determine and set bonus and other incentive compensation payable to such Officers out of fee income and distributions receivable from serving as managing general partner of the Partnership. The Company has an agreement with the Partnership for such payments. For tax and other reasons, all cash dividends, bonuses and current incentive compensation will be paid on or before December 31 in each year.
          Beginning in 1992, the Board of Directors approved two new forms of deferred compensation to supplement the cash bonuses paid to Officers of the Company, using a portion of the Company's earnings as managing general partner of the Partnership. The Partnership has agreed to accept responsibility for providing these deferred benefits and will be reimbursed by the Company for the amounts granted each year.

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FUNDS AVAILABLE
          Funds are available for dividends and Officers' bonus, incentive and deferred compensation from the following sources
(as defined in the Agreement of Limited Partnership):
      1)   Management fee of .25% of the Partnership's net revenues.
      2)   .5% of cash distributions declared by the Partnership.
      3) Incentive fee of 18.18% of excess distributions declared by the Partnership.
          For purposes of calculating the funds available each year, the anticipated fourth quarter distribution and any related incentive fees are included even though the distribution may not be formally declared until the end of the quarter.
ALLOCATION OF FUNDS AVAILABLE
          The total funds available to the Company each year will be allocated in the following manner:
      1) Dividends to stockholders of the Company and cash bonuses to Officers will be paid prior to December 31 each year in an aggregate amount not to exceed 150% of the aggregate base salaries of the stockholders and share equivalent holders of the Company.
      2) If the total funds available exceed 150%, but is equal to or less than 200% of the aggregate base salaries of this group, this additional amount will be allocated, in approximately equal portions, to deferred compensation payable to Officers of the Company in the following forms (both as hereinafter described:
               a)   Deferred limited partnership units, and/or
               b)   Supplemental retirement benefits.

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      3)   If the total funds available exceed 200% of such aggregate base salaries, this balance will be allocated to Officers of the Company and/or to other employees of the Partnership, or their respective estates, in such manner and amounts as may be recommended by the Compensation Committee, after consultation with the Chief Executive Officer, and approved by the Board of Directors.
CASH BONUSES
          The  declaration  of dividends and the  award  of  cash
bonuses will be based on the success of the Partnership's operations during the year and on the performance of individual
Officers.   The  Chief  Executive Officer  will  first  determine
weighting factors for each Officer, based on his or her position, responsibilities and other relevant factors, for purposes of making an initial allocation of available funds up to 150% of the aggregate base compensation of the group. The weighting factors will  be  20%,  30%, 40%, or 55% of a participant's base  salary.
After   using  these  weighting  factors  to  make   an   initial
allocation, the CEO will recommend to the Compensation Committee any adjustments he deems appropriate based upon individual performance and contributions to the success of the Partnership.
          To be eligible to receive a cash bonus hereunder, an Officer must be employed by the Partnership on the date of payment of cash bonuses. The Board of Directors may, at its discretion, approve the payment of bonuses to an Officer's estate or a former Officer in the event of death, disability, or retirement of an Officer during the year of payment.
DEFERRED LIMITED PARTNERSHIP UNITS
          Deferred units represent the right to receive newly issued Cedar Fair limited partnership units at specified future dates if an Officer is still employed by the Partnership at that time. The dollars allocated to each participant will be based on individual performance, as recommended by the CEO and approved by the Compensation Committee of the Board, and will be converted to

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a  number of deferred Partnership units based on the NYSE closing price on the first Monday in December of the year granted. Thereafter, the deferred units will accrue additional deferred units on the date of each cash distribution paid by Cedar Fair, L.P., calculated at the NYSE closing price on that date, and will also be adjusted for any unit splits or other similar equity transactions which may occur.
          For each participant still employed by the Partnership or its successor on the first Monday in December, 3 years after the grant of deferred units, the Partnership will issue new limited partnership units to the participant in the amount of one-third of the units accrued from that year's grant, together with accrued distributions thereon, rounded to the nearest whole unit. One year later, half of the remaining deferred units, together with accrued distributions, will be issued to participants, and one more year later (5 years from date of grant) the remaining balance, rounded to the nearest whole unit, will be issued to
participants  who  remain in the Partnership's  employ.   In  the
event of death, total disability (as defined in the Partnership's Long Term Disability Income Plan), retirement at age 62 or over, removal of the Company as managing general partner of the
Partnership   (unless  resulting  from  reorganization   of   the
Partnership into corporate form), or a "change in control" of the
Partnership  (as  defined  below),  all  accrued  units   for   a
participant  will become fully vested and will be issued  at  the
time  of  such  event.   Failure to remain  an  employee  of  the
Partnership on any vesting date for any other reason will  result
in   the  forfeiture  of  all  unissued  deferred  units   of   a
participant.
          A "change in control" of the Partnership shall mean a change in control of a nature that would be required to be reported in response to Item 6 (e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934. Without limiting the inclusiveness of the definition in the preceding sentence, a change in control of the Partnership shall be deemed to have occurred if:

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          (i)  any person (other than any employee benefit plan of the
               Partnership or any subsidiary of the Partnership or any person organized, appointed or established pursuant to the terms of any such benefit plan) is or becomes the beneficial owner of Partnership units representing at least 51% of the voting power of the Partnership units.
          (ii) there shall be consummated (x) any consolidation or merger of the Partnership is not the continuing or surviving entity or pursuant to which Partnership units would be converted into cash, securities or other property, other than a merger of the Partnership in which the holders of the Partnership's units immediately prior to the merger have the same proportionate ownership of the surviving entity, immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Partnership, or
          (iii)     the holders of the Partnership's units approve any plan
               or proposal for the liquidation or dissolution of the
               Partnership, except in connection with a reorganization of the Partnership into corporate form.

          With respect to persons subject to Section 16 of the Securities and Exchange Act of 1934 ("1934 Act"), deferred unit transactions under this plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the plan or action by the Board of Directors fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board of Directors.

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SUPPLEMENTAL RETIREMENT BENEFITS

          Supplemental retirement benefits represent the right to receive benefits from the Partnership upon retirement at age 62 or over, with a minimum of 20 years' service to the Partnership, its predecessors and/or successors. Amounts will be allocated among participants as approved by the Compensation Committee of the Board, based on a target annual retirement benefit (including amounts projected to be available from the Partnership's profit sharing retirement plan) of 57.5% of average base salary projected for the three years prior to retirement at age 65. The Compensation Committee may, at its discretion, revise the assumptions and methodology used in calculating the allocation of such amounts to participants. Each participant's account will accrue interest at the prime rate as established from time to time by the Partnership's lead bank, beginning on December 1 of the year of grant.
          Participants leaving the employ of the Partnership prior to reaching age 62 or with less than 20 years of service will forfeit their entire balance. In the event of death, total disability, retirement at age 62 or over with at least 20 years' service, or removal of the Company as managing general partner of the Partnership (unless resulting from reorganization of the Partnership into corporate form), all amounts accrued will become immediately and fully vested and payable to participants. Notwithstanding the foregoing, in the event of a "change in control" of the Partnership, all amounts accrued will become fully vested and will be funded in a trust, for the benefit of the participants when they reach age 62, die, or become totally disabled, whichever occurs first. At each participant's option, the accrued balance may be distributed in a lump sum or, if requested irrevocably in writing at least 12 months prior to retirement, in a number of future payments over a period not to exceed 10 years.

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          Both   deferred   units  and  supplemental   retirement
benefits, when awarded, together with all subsequent earnings accrued thereon, will become general unsecured obligations of the Partnership to the participant, and the Company shall have no further right to receive such amounts from the Partnership. Each participant's rights to receive deferred units and supplemental retirement benefits is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by the participant's creditors or beneficiaries.
          If a participant dies before receipt of all benefits to which he or she is entitled under this plan, distribution of the remaining benefits will be made to such beneficiary as the participant has designated in writing to the Partnership prior to
death   or,   in  the  absence  of  such  designation,   to   the
participant's estate.
          Nothing contained herein shall be construed as a commitment or agreement on the part of any participant to continue his or her employment with the Partnership, nor as a commitment on the part of the Partnership to continue the employment or rate of compensation of any participant hereunder for any period.
          The Board of Directors reserves the right to modify, amend or terminate this Policy at any time or from time to time;
provided,  however,  that  no  amendment  or  termination   shall
adversely impact the rights of a participant with respect to amounts previously allocated as provided herein.
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